                                                                                            EXHIBIT 99.3

FOR IMMEDIATE RELEASE

Sontra Medical Corporation Completes Financing

Franklin, Mass. — March 8, 2006 —Sontra Medical Corporation (Nasdaq: SONT) announced today that it has completed a financing that provided Sontra with net proceeds of approximately $1.6 million. On March 7, 2006, investors purchased approximately 4.391 million shares of the Company’s Common Stock in a private placement at a per share purchase price of $0.40. The investors also received warrants to purchase approximately 4.391 million shares of Common Stock. The warrants are exercisable beginning six months from issuance at a per share price of $0.58 and will expire no later than the fifth anniversary of the issue date. In addition, the Company shall have the right to terminate the warrants, upon thirty days notice, in the event that the closing price of the Company’s common stock for twenty consecutive trading days is equal or greater than $1.16 per share. Dawson James Securities, Inc. acted as placement agent in connection with the private placement.

The offer, sale and issuance to the investors of the Common Stock, the warrants and the shares of common stock issuable upon the exercise of the warrants have not been and will not be registered under the Securities Act of 1933, as amended, and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. The Company is required to register for resale under the Securities Act the shares of Common Stock issued to the investors and the shares issuable upon the exercise of the warrants.

This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

About Sontra Medical Corporation (www.sontra.com)
Sontra Medical Corporation is a technology leader in transdermal science. Sontra’s SonoPrep ultrasound-mediated skin permeation technology combined with technical competencies in transdermal drug formulation, delivery systems and biosensors is creating a new paradigm in transdermal drug delivery and diagnosis. The SonoPrep technology is being developed for several billion dollar market opportunities, including continuous glucose monitoring and the transdermal delivery of large molecule drugs and vaccines. Sontra is currently marketing the SonoPrep device and procedure tray for use with topical lidocaine to achieve rapid (within five minutes) skin anesthesia.

Contact:
Sean Moran, Sontra Medical CFO
508-530-0334

©2006 Sontra Medical Corporation. SonoPrep is a registered trademark of Sontra Medical Corporation. All other company, product or service names mentioned herein are the trademarks or registered trademarks of their respective owners.